GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2011

You are hereby notified and cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 11, 2011, at 10:00 a.m., local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	the election of two directors, each for a term of three years;

2.	an advisory vote on executive compensation;

3.	the ratification of the appointment of BKD, LLP as Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2011; and

4.	such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Pursuant to the bylaws of Bancorp, the Board of Directors has fixed March 2, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm.

Stockholders are encouraged to attend the Annual Meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided. You may revoke your proxy as indicated in the accompanying proxy statement at any time before it is voted. If your shares are held through a bank or broker, check your proxy card to see if you can also vote by telephone or via the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 11, 2011.

The Proxy Statement and the annual report to stockholders are available at www.greatsouthernbank.com (click “Investor Relations”).

By Order of the Board of Directors

/s/ William V. Turner
William V. Turner
Chairman of the Board

Springfield, Missouri
April 7, 2011

IMPORTANT: Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope in order to ensure the representation of your shares. Prompt return of the proxy card will help ensure the presence of a quorum and save Bancorp unnecessary expense.

GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2011

Solicitation of Proxies

This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. (“Bancorp,” the “Company,” “we,” “us,” “our”) in connection with the solicitation by our Board of Directors of proxies to vote our common stock, $.01 par value per share ("Common Stock"), at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 11, 2011, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2010 (the “Annual Report”) accompany this proxy statement. Certain of the information in this proxy statement relates to Great Southern Bank (“Great Southern” or the “Bank”), a wholly owned subsidiary of Bancorp.

At the Annual Meeting, stockholders are being asked to consider and vote upon (i) the election of two directors of Bancorp, (ii) an advisory vote on executive compensation (the “Advisory Vote on Executive Compensation”) and (iii) the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (the “Independent Auditor Proposal”).

Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. If your shares are held through a bank or broker, check your proxy card to see if you can also vote by telephone or via the internet.

A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone by directors, officers and other employees of Bancorp or Great Southern not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the Common Stock.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent to stockholders is April 7, 2011.

Voting

Bancorp's Board of Directors has fixed March 2, 2011 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 13,454,439.  These are the only securities of Bancorp entitled to vote at the Annual Meeting.

Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters, except that, pursuant to Section D of Article V of Bancorp's charter, any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") is not entitled to vote shares in excess of the Limit.

In order for any proposals considered at the Annual Meeting to be approved by stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present in person or represented by proxy at the meeting, will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Shares in excess of the Limit, however, will not be considered present for purposes of determining a quorum. Directors will be elected by a plurality of the votes cast.  The approvals of the Advisory Vote on Executive Compensation and the Independent Auditor Proposal each require the affirmative vote of a majority of the votes cast on the matter.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors. With regard to the Advisory Vote on Executive Compensation and the Independent Auditor Proposal, stockholders may vote for or against these proposals or abstain from voting on these proposals. In determining the percentage of shares that have been affirmatively voted on the Advisory Vote on Executive Compensation and the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes for and against each proposal. Thus, abstentions and broker non-votes will have no effect on the Advisory Vote on Executive Compensation or the Independent Auditor Proposal.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons named in this proxy statement, FOR the Advisory Vote on Executive Compensation and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.

PROPOSAL I. ELECTION OF DIRECTORS

The number of directors constituting Bancorp's Board of Directors is currently eight. Bancorp's Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The terms of two of the present directors are expiring at the Annual Meeting.

The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2014 or until their successors are elected and qualified. We expect that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this proxy statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, unless the proxies direct otherwise.

The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished by them to us.

Nominees to Serve a Three-Year Term Expiring at the 2014 Annual Meeting

William E. Barclay, age 81, was first elected a Director of Great Southern in 1975 and of Bancorp in 1989. Mr. Barclay is the founder and has served as President and/or Chairman of Auto-Magic Full Service Car Washes in Springfield, Missouri since 1962. Mr. Barclay also founded Barclay Love Oil Company in Springfield, Missouri in 1964, founded a chain of Ye Ole Buggy Bath Self-Service Car Washes in Springfield, Missouri in 1978 and opened a Jiffy Lube franchise in Springfield, Missouri in 1987. In 2004, Mr. Barclay sold the Auto-Magic and Jiffy Lube businesses and is now retired. None of these entities are affiliated with Bancorp.  Mr. Barclay’s background as an owner and operator of multiple businesses in the Springfield area provides a long history of entrepreneurship and managerial knowledge that are particularly valuable to the Board.

Larry D. Frazier, age 73, was first elected a Director of Great Southern and of Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as Chief Executive Officer from 1975 to 1998. Mr. Frazier also has served as President of Rural Missouri Cable T.V., Inc. since 1979. These entities are not affiliated with Bancorp.  Mr. Frazier brings to the Board strong organizational and leadership skills developed from his many years of experience as a chief executive.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for re-election to the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to us.

Directors Serving a Term Expiring at the 2012 Annual Meeting

Thomas J. Carlson, age 58, was first appointed a Director of Bancorp in January 2001. Mr. Carlson is an attorney and practiced law for 20 years. He is now engaged full-time in real estate management. He is President of Mid America Management, Inc., which manages various properties throughout Missouri and in Kansas.  Mr. Carlson has also served on the Springfield City Council since 1983 and served seven terms as Mayor of the City of Springfield. None of these entities are affiliated with Bancorp.  Mr. Carlson’s many years of service on the Springfield City Council and as Mayor of the City of Springfield give him deep ties to the Springfield community and a thorough understanding of local business and economic matters.  He also brings to the Board knowledge and experience in real estate and legal matters.

Joseph W. Turner, age 46, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director of Bancorp and Great Southern in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern. Mr. J. Turner is also the brother of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. J. Turner’s many years of experience as an executive of the Company, including as Chief Executive Officer since 2000, have given him invaluable knowledge of all aspects of the Company’s business and operations and strong leadership and organizational skills.

Grant Q. Haden, age 57, was first appointed a Director of Bancorp and Great Southern in September 2010.  Mr. Haden is an attorney and managing partner of Haden, Cowherd, and Bullock LLC.  He was a founding shareholder and past vice chairman of the board of directors of Douglas County National Bank and Douglas County Banc Shares until the entities sold in 1991.  Mr. Haden is a graduate of Drury University and obtained his law degree from the University of Missouri-Kansas City.  He currently serves as a board member and second vice chairman of the board at CoxHealth Systems and board member and past president and chairman of Ozarks Trails Council, Boy Scouts of America.  Mr. Haden’s expertise in the banking industry and demonstrated leadership provide unique perspectives that are particularly valuable to the Board.

Directors Serving a Term Expiring at the 2013 Annual Meeting

William V. Turner, age 78, has served as the Chairman of the Board of Great Southern since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its formation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (a subsidiary of Great Southern) since its incorporation in 1974. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern. Mr. W. Turner is also the father of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. W. Turner’s service as Chairman of Great Southern for more than 36 years, including 26 years as Chief Executive Officer, has given him a thorough understanding of the Company’s business and the banking industry and invaluable institutional knowledge.

Julie Turner Brown, age 49, was first appointed a Director of Great Southern and Bancorp in 2002. Ms. Brown is an attorney and shareholder with the Springfield, Missouri law firm of Carnahan, Evans, Cantwell and Brown, P.C., having joined the firm in February 1996. Ms. Brown is active in local civic affairs, serving on the Boards of the Ozarks Technical College Foundation, Boys and Girls Club and the Foundation for Springfield Public Schools, among others. Ms. Brown is the daughter of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern, and the sister of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.  Ms. Brown’s legal background and experience make her a particularly valuable resource to the Board.  Ms. Brown also has strong ties to the local community through her involvement in civic affairs.

Earl A. Steinert, Jr., age 74, was first appointed a Director of Great Southern and Bancorp in 2004. Mr. Steinert had been a practicing certified public accountant from 1962 until his retirement in 2006. He is the owner of EAS Investment Enterprises Inc., which owns and operates hotels in Springfield, Missouri. He is also managing general partner/owner of Mid American Real Estate Partners, which owns and operates apartments. Mr. Steinert is a member of the American Institute of Certified Public Accountants and Missouri Society of CPAs. None of these entities are affiliated with Bancorp.  Mr. Steinert brings to the Board more than 40 years of experience in public accounting, as well as knowledge and experience in commercial real estate matters.

Director Independence

The Board of Directors of Bancorp has determined that Directors Barclay, Carlson, Frazier, Haden and Steinert are "independent directors," as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. These directors constitute a majority of the Board.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure.  The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. W. Turner serving as Chairman and Mr. J. Turner serving as Chief Executive Officer.  This structure has been in place since 2000, when, as part of a leadership transition, Mr. J. Turner was promoted to Chief Executive Officer and Mr. W. Turner, who had served as Chairman and Chief Executive Officer since 1974, continued as Chairman in an executive capacity.  Although Mr. J. Turner has subsequently assumed increased responsibilities from Mr. W. Turner, the Board believes that the separation of the Chairman and Chief Executive Officer positions remains appropriate, as this allows Mr. J. Turner to better focus on his primary responsibilities of overseeing the implementation of our strategic plans and daily consolidated operations, while allowing Mr. W. Turner to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Audit Committee and Compensation Committee, respectively.  These committees regularly provide reports of their activities and recommendations to the full Board.  The Board directly oversees all other material risks, including interest rate risk, credit risk, liquidity and capital adequacy.  In support of those activities, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk facing the Company and to respond to any questions or concerns raised by the directors.

DIRECTORS MEETINGS AND COMMITTEES OF
THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Board of Directors has not formed any other committees. The Board of Directors of Bancorp held 14 meetings during fiscal 2010. During fiscal 2010, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served, in each case during the period in which he or she served.

The Audit Committee of Bancorp's Board of Directors is currently comprised of Directors Frazier (Chairman), Barclay, Carlson, Haden and Steinert, each of whom is "independent" as independence for audit committee members is defined in the NASDAQ Marketplace Rules. The Board of Directors of Bancorp has determined that Director Steinert is an "audit committee financial expert," as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee held 11 meetings during fiscal 2010.

The Audit Committee operates under a written charter adopted by Bancorp’s Board of Directors, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The Audit Committee is appointed by Bancorp's Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and any other areas of potential financial risks as may be specified by the Board. The Audit Committee also is responsible for hiring, retaining and terminating Bancorp's independent registered public accounting firm.

Audit Committee Report. The Audit Committee Report included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of this proxy statement into any such filings. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2010:

•	The Audit Committee has reviewed and discussed with management Bancorp's fiscal 2010 audited financial statements;

•	The Audit Committee has discussed with Bancorp's independent registered public accounting firm (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards Section 380;

•
The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board No. 1 (which relates to the firm's independence from Bancorp and its related entities) and has discussed with the independent registered public accounting firm their independence from Bancorp; and

•
Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors of Bancorp:

Larry D. Frazier
William E. Barclay
Thomas J. Carlson
Grant Q. Haden
Earl A. Steinert, Jr.

The Compensation Committee, which consists solely of independent directors, is currently comprised of Directors Barclay (Chairman), Frazier, Carlson, Haden and Steinert. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering our compensation and benefit programs. The Compensation Committee also is responsible for:

•	reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating the Chief Executive Officer's performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer's compensation level based on this evaluation;

•	overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management;

•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	administering any benefit plan which the Board has determined should be administered by the Committee;

•
conducting such reviews of our incentive and other compensation programs, providing such reports and certifications and discharging any other obligations which the Committee may have as a result of our participation in the TARP Capital Purchase Program; and

•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The members of the Compensation Committee are "independent directors," as that term is defined in the NASDAQ Marketplace Rules. During 2010, the Compensation Committee met three times.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

The Stock Option Committee is currently comprised of Directors Carlson (Chairman), Barclay, Frazier, Haden and Steinert. The Stock Option Committee generally meets at least once per year (usually late in the third quarter or early in the fourth quarter) to consider stock option grants to officers and at other times during the year as necessary to consider proposals for the granting of stock options to employees. The Stock Option Committee met four times during 2010.

The Nominating Committee, which consists solely of independent directors, is currently comprised of Directors Barclay, Frazier, Carlson, Haden and Steinert. The Nominating Committee met twice during 2010. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee also is responsible for:

•	recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in Bancorp's charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Bancorp's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and that reflects a diversity of background, experience and viewpoints;

•
reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Bancorp's charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Bancorp's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Bancorp no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by Bancorp not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Bancorp's bylaws.

The Nominating Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance."

Stockholder Communications with Directors

Stockholders may communicate with Bancorp's Board of Directors by writing to: William V. Turner, Chairman of the Board, Great Southern Bancorp, Inc., 1451 E. Battlefield, Springfield, Missouri 65804.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of Bancorp (who was also a director as of last year’s annual meeting) attended last year's annual meeting of stockholders.

Directors’ Compensation

Directors of Bancorp receive a monthly fee of $1,000, which is the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors under Bancorp’s 2003 Stock Option and Incentive Plan. Directors of Great Southern receive a monthly fee of $2,000. The directors of Bancorp and the directors of the Bank are the same individuals. As the sole director of Great Southern Financial Corporation, a wholly owned subsidiary of the Bank, William V. Turner, the Chairman of the Board of Directors of Bancorp and Great Southern, receives a monthly fee of $600 for his service on that board. The directors of Bancorp and its subsidiaries are not paid any fees for committee service and are not reimbursed for their costs incurred in attending Board and committee meetings.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on Bancorp’s Board of Directors in 2010. Compensation paid to Messrs. W. and J. Turner for their service as directors is reflected in the Summary Compensation Table under the "Salary" Column.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

William E. Barclay	$32,000	$---	---	$32,000
Julie Turner Brown	32,000	---	---	32,000
Thomas J. Carlson	32,000	---	---	32,000
Larry D. Frazier	32,000	---	---	32,000
Grant Q. Haden	9,000	---	---	9,000
Earl A. Steinert	32,000	---	---	32,000
________________
(1)
No option awards were made to the directors during 2010.  As of December 31, 2010, total shares underlying stock options held by the directors were as follows: Mr. Barclay - 7,500 shares; Ms. Brown - 10,000 shares; Mr. Carlson - 10,000 shares; Mr. Frazier - 7,500 shares; Mr. Haden - 0 shares; and Mr. Steinert - 5,000 shares.

Indebtedness of Management and Transactions with Certain Related Persons

The charter of the Audit Committee of Bancorp's Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on a regular basis.

Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential first mortgage loans and home equity lines of credit have been granted at interest rates equal to Great Southern's cost of funds. Residential first mortgage loans are subject to annual adjustments while home equity lines of credit are subject to monthly adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

No directors, executive officers or their affiliates, had aggregate indebtedness to Great Southern on below market rate loans exceeding $120,000 at any time since January 1, 2010 except as noted below.

Name	Position	Date of Loan	Largest Amount Outstanding Since 01/01/10	Balance as of 12/31/10	Interest Rate at 12/31/10	Type

Rex A. Copeland	Treasurer of Bancorp; Senior Vice President and CFO of Great Southern	06/01/00 09/19/08	135,963 24,540	130,397 ---	1.39% 1.28%	Home Mortgage Home Equity Line

Steven G. Mitchem	Senior Vice President and Chief Lending Officer of Great Southern	05/10/06 11/17/06	332,057 ---	322,283 ---	1.39% 1.28%	Home Mortgage Home Equity Line

William E. Barclay	Director	04/18/07 04/18/07	240,775 ---	233,900 ---	1.41% 1.28%	Home Mortgage Home Equity Line

Thomas J. Carlson	Director	07/01/03	243,540	235,345	1.38%	Home Mortgage

Julie Turner Brown	Director	12/21/09	595,000	177,347	1.91%	Home Mortgage

Director Julie Turner Brown is a member of the law firm of Carnahan, Evans, Cantwell and Brown, P.C., which represents both Great Southern and Bancorp in corporate matters. Fees paid to this firm in 2010 for services rendered to Great Southern and Bancorp totaled $85,067.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers” or “senior executive officers”:

•	William V. Turner, Chairman of the Board of Directors of Bancorp and Great Southern;

•	Joseph W. Turner, President and Chief Executive Officer of Bancorp and Great Southern;

•	Rex A. Copeland, Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern;

•	Steven G. Mitchem, Senior Vice President and Chief Lending Officer of Great Southern; and

•	Douglas W. Marrs, Secretary of Bancorp and Vice President - Operations of Great Southern.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee”) of Bancorp’s Board of Directors, which consists solely of independent directors, administers our compensation and benefit programs and determines the compensation of our senior management. The Committee is responsible for setting and administering the policies which govern executive compensation. The Committee has focused its evaluation of executive compensation on operating performance and the creation of stockholder value, with the intent of meeting the following objectives:

•	maintain the financial strength, safety and soundness of Bancorp and Great Southern;

•	reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;

•	focus management on long term goals through long-term incentives;

•	provide fair, reasonable and competitive base salaries;

•	provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock;

•	emphasize long-term stock ownership of Bancorp stock by executive officers; and

•	properly align risk-taking and compensation.

While the primary components of our compensation program have been base salary, annual incentive bonus and long-term incentives in the form of stock options, the Committee also takes into account the full compensation package provided to the individual, including pension benefits, termination agreements, insurance, perquisites and other benefits. In structuring Mr. J. Turner's pay for 2010, the Committee reviewed several surveys of compensation paid to the chief executive officers of groups of publicly held financial institutions comparable to us in size and performance based in Missouri or the Midwest region.

Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009

In December 2008, we participated in the TARP Capital Purchase Program of the United States Department of the Treasury (the “Treasury”), pursuant to which the Treasury invested $58.0 million in our preferred stock and received a ten-year warrant to purchase 909,091 shares of our common stock at an exercise price of $9.57 per share. Initially, the terms of the TARP Capital Purchase Program mandated that we implement certain restrictions and limitations on executive compensation, in particular severance pay and the ability to pay bonuses, required a review to ensure our incentive compensation programs do not encourage our senior executive officers to take excessive risks and limited our tax deductions for senior executive pay.  In February 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2010 (the “ARRA”).  The ARRA together with regulations issued in June 2009, expanded the implications of TARP by dictating corporate governance requirements and certain additional limitations on compensation.  These requirements and limitations include:

•
A prohibition on paying or accruing bonus, incentive or retention compensation for our five most highly compensated employees, other than certain awards of long-term restricted stock, bonuses payable under existing employment agreements or a pro rata bonus for 2009 for the portion of the year prior to the effectiveness of the regulations under the ARRA;

•
A prohibition on making any payments to our senior executive officers and five most highly compensated employees who are not also senior executive officers in connection with a change in control or for departure from the Company, other than compensation earned for services rendered or accrued benefits;

•
Subjecting bonus, incentive and retention payments made to our senior executive officers and 20 most highly compensated employees who are not also senior executive officers to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate and prohibiting the payment of tax gross-ups to any of these officers or employees;

•
A requirement that the Committee review our incentive and compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks; and to include a report with respect to such review and action as part of the Committee’s report appearing in this proxy statement;

•
Establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•
Submitting a “say-on-pay” proposal to a non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal was approved by our stockholders at our 2010 annual meeting and will be presented at the Annual Meeting, as described in this Proxy Statement under “Proposal II. Advisory Vote on Executive Compensation”;

•
Submitting reports to the Treasury addressing the roster of our senior executive officers and other employees subject to the various compensation limitations, our use of compensation consultants and the perquisites we provide to our senior executive officers; and

•	Continuing to limit our tax deductions for compensation of our senior executive officers.

In addition, Mr. J. Turner, our principal executive officer, and Mr. Copeland, our principal financial officer, submitted a certification with respect to our compliance with TARP requirements as part of our Form 10-K Annual Report filed with the SEC.   In general, the TARP requirements and limitations described above will remain applicable to us until we fully redeem the preferred stock we issued to the Treasury.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, our overall annual strategic plan for salary increases, the executive's individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. These agreements provide that the annual base salaries payable to Messrs. W. and J. Turner may be reduced only as part of an overall program, implemented prior to a change in control, applied uniformly and equitably to all members of our senior management. Since 2005, in recognition of the increased responsibilities assumed by Mr. J. Turner and at Mr. W. Turner’s suggestion, Mr. W. Turner’s base annual salary has remained at $200,000 and he has waived his right to receive the annual cash bonus provided for under his employment agreement (discussed below under “-Bonuses”).  Mr. J. Turner was paid salary of $228,869 in 2009 and $267,237 for 2010 and his base salary was increased to $285,250 for 2011.  During 2009, Messrs. Copeland, Mitchem and Marrs were paid salary of $196,184, $202,888 and $115,452, respectively.  During 2010, these officers were paid salary of $235,201, $227,429 and $122,602, respectively.  For 2011, the base salary amounts for Messrs. Copeland, Mitchem and Marrs increased to $247,200, $234,600 and $130,000, respectively.  In setting the base salaries of the executive officers other than Mr. W. Turner, the Committee takes into account the responsibilities of the position and the experience level of the individual executive, as well as our financial performance and the size and complexity of our operations.  In this regard, the size and complexity of our operations increased substantially in 2009 with our completion of two FDIC-assisted transactions involving TeamBank, N.A. and Vantus Bank. As a result, the responsibilities of our named executive officers, particularly Messrs. Copeland and Mitchem, increased substantially as well.

Bonuses

Under their employment agreements, Messrs. W. and J. Turner are each entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp’s pre-tax earnings.  Since 2005, Mr. W. Turner has waived his right to this bonus, and from 2005 to 2008 Mr. J. Turner has received an annual bonus equal to three-quarters of one percent of Bancorp’s pre-tax earnings.  For 2010 and 2009, however, because of the compensation restrictions of the TARP Capital Purchase Program, Mr. J. Turner’s bonus was limited to the contractual amount of one-half of one-percent of our pre-tax earnings.  Consequently, for 2010, Mr. J. Turner received a bonus of $146,779.

Under our 2010 Annual Incentive Bonus Plan, participating officers could earn a cash bonus of up to 15% of base annual salary, with up to one-half of this bonus based on the achievement of targeted earnings per share and up to one-half of this bonus based on individual performance.  Mr. Marrs was the only named executive officer eligible to receive a bonus for 2010 under the plan as a result of our participation in the TARP Capital Purchase Program.  Mr. Marrs was awarded a bonus for 2010 under the plan of $18,296.

Stock Options

Stock options have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Bancorp’s stock by key employees as well as non-employee members of the Board of Directors. Through stock options, the objective of aligning key employees’ long-term interests with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. In fiscal 2003, Bancorp's stockholders approved the 2003 Stock Option and Incentive Plan. Upon approval of the 2003 plan by stockholders, Bancorp’s Board of Directors froze the 1997 Stock Option and Incentive Plan, which means that no new grants of awards will be made under that plan, but outstanding awards under the plan were not affected. The Stock Option Committee, consisting of Directors Frazier, Barclay, Carlson, Haden and Steinert, considers additional options each year as needed to attract and retain employees. These grants typically have been made late in the third quarter or early in the fourth quarter of each year, though the Stock Option Committee retains discretion to grant options at any time during the year. Our senior management group provides recommendations to the Committee for option grants for rank and file employees. Mr. J. Turner provides recommendations to the Committee for grants to members of the senior management group other than himself. All options granted by the Committee are subject to ratification by the Board of Directors, which typically occurs on the same day as the Committee approval. We do not coordinate the timing of stock option grants with the release of material non-public information.

As required by plan, stock options have an exercise price that is equal to no less than the market value of Bancorp's common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant by the Stock Option Committee.  To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the second anniversary of the grant date, with 25% of the option vesting on that second anniversary date and 25% vesting on each anniversary date thereafter through the fifth anniversary date.

Under the TARP limitations, stock options are a form of incentive compensation which we are precluded from awarding to our five most highly compensated employees.  See “Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009.”  During 2010 and 2009, this included each of the named executive officers other than Mr. Marrs.  Consequently, Mr. Marrs was the only named executive officer who was awarded stock options in 2010 and 2009.  See the table below captioned “Grants of Plan-Based Awards.”

The 2003 Stock Option and Incentive Plan authorizes the granting of restricted stock in addition to stock options.  The TARP limitations permit the granting of qualifying long-term restricted stock as an exception to the general prohibition on awarding bonus or incentive compensation to the five most highly compensated employees.  See “Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009.”  Although no shares of restricted stock have been granted to date under the 2003 plan, the Committee and the Board may consider the utilization of restricted stock awards in the future.

Retirement and Other Benefits

We participate in a multi-employer defined benefit pension plan covering all employees who have met minimum service requirements. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan will continue to accrue benefits. For information regarding benefits payable under this plan to the named executive officers, see “Pension Benefits.”

We have a defined contribution retirement plan covering substantially all of our employees. During 2010, we matched 100% of the employee's contribution on the first 4% of the employee's compensation, and also matched 50% of the employee's contribution on the next 2% of the employee's compensation. Our matching contributions for 2010 under this plan to the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column.

In July 1984, Great Southern purchased a key man insurance policy on the life of Mr. W. Turner. Great Southern is the owner of, and beneficiary under, this policy, which currently has a cash surrender value of approximately $384,000 and a death benefit of approximately $489,000. Recognizing the benefits Great Southern received and would continue to receive from the earnings under the policy and the increase in its cash surrender value, in September 1997 (at the time of Mr. W. Turner's attainment of age 65, Great Southern’s general retirement age), Great Southern’s Board of Directors agreed to pay Mr. W. Turner monthly cash amounts totaling $25,000 per year, for ten years. The last of these payments was made in August 2007.

In addition to the term life insurance coverage maintained for nearly all employees (providing a maximum death benefit of $60,000), Great Southern maintains supplemental life insurance coverage for all personnel with an “officer” designation, which provides a death benefit ranging from $75,000 to $150,000, depending on the officer's salary. Each named executive officer has the maximum coverage ($150,000) under the supplemental life insurance benefit, and each named executive officer other than Mr. W. Turner (who does not have a term life insurance benefit) has the maximum coverage ($60,000) under the term life insurance benefit. Premiums paid on behalf of the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column. As part of its health insurance coverage, Great Southern also provides long-term disability coverage to all employees generally. Each of the named executive officers other than Mr. W. Turner (who does not participate in Great Southern’s health insurance plan) is entitled to the maximum long-term disability benefit of $5,000 per month.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. Any perquisites or other personal benefits that we provide to our directors, officers and employees are subject to compliance with the excessive or luxury expenditure policy we were required to adopt as a result of our participation in the TARP Capital Purchase Program.  See “Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009.”

Payments Upon Termination or Change in Control

Each of the named executive officers has entered into an agreement providing that all employment, compensation and benefit agreements, plans and policies with respect to the officer shall be deemed modified to comply in all respects with the TARP compensation limitations, to the extent applicable.  As a result, should any such officer’s employment terminate for any reason, or a change in control of the Company occur, while we are subject to the TARP compensation limitations, no severance or change in control payment, tax gross up payment or vesting acceleration may occur, notwithstanding the officer’s contractual right to receive such payment or benefit.  In general, the TARP compensation limits will remain applicable until we fully redeem the preferred stock we issued to the Treasury.  The descriptions below of the employment agreements with Messrs. W. and J. Turner and the option acceleration benefits do not reflect the application of the TARP compensation limits.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp that provides for certain payments and benefits if their employment is terminated under certain scenarios, including, but not limited to, within the 12 months preceding, at the time of or within 24 months after a change in control.  See “Employment Agreements.”  These employment agreements thus require a “double trigger” in order for any payments or benefits under the agreements to be provided to Messrs. W. or J. Turner in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments and benefits is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, the mere sale of our company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive’s duties, responsibilities or benefits. Each of the employment agreements with Messrs. W. and J. Turner contains a tax gross up provision which provides generally that if the executive receives payments or benefits in connection with a change in control, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for Messrs. W. and J. Turner.

We do not have employment or severance agreements with any of our other named executive officers. To mitigate the risk of loss of benefits to these officers if a change in control occurs, their unvested stock options (like the unvested stock options of all other employees) will vest in full upon a change in control.

Other Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. Stock options, which are the only form of equity-based award currently provided to executive officers, automatically constitute qualified performance-based compensation, provided that certain plan content and grant procedure requirements are met. In addition, the employment agreements with Messrs. W. and J. Turner provide for mandatory deferral of compensation if necessary to ensure the tax deductibility by us.  See “Employment Agreements.”   As a result of our participation in the TARP Capital Purchase Program, we are subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the Treasury retains its TARP Capital Purchase Program investment in our company.

With our adoption, effective January 1, 2006, of FASB ASC Topic 718 (formerly FAS 123R), which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. J. Turner, recommends to the Committee compensation for executive officers other than himself.  Mr. J. Turner is not involved with any aspect of determining his own compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for the years ended December 31, 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards $(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

William V. Turner Chairman of the Board of Bancorp and Great Southern	2010 2009 2008	$235,058 237,269 237,269	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ 137,405 147,712 152,446	$372,463 384,981 389,715

Joseph W. Turner Chief Executive Officer and President of Bancorp and Great Southern	2010 2009 2008	$299,237 258,869 258,869	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ 146,779 473,497 ---	$ 63,000 73,000 68,000	$ 12,529 35,082 11,779	$521,545 840,448 338,648

Rex A. Copeland Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern	2010 2009 2008	$235,201 196,184 178,084	$ --- --- ---	$ --- --- ---	$ --- --- 7,014	$ --- --- 11,585	$ 31,000 28,000 24,000	$ 12,529 12,529 9,206	$278,730 236,713 229,889

Steven G. Mitchem Chief Lending Officer of Great Southern	2010 2009 2008	$227,429 202,888 190,069	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ --- --- ---	$ 92,000 95,000 95,000	$ 12,529 10,473 9,805	$331,958 308,361 294,874

Douglas W. Marrs Secretary of Bancorp and Vice President – Operations and Secretary of Great Southern	2010 2009 2008	$122,602 115,452 105,716	$ --- 18,500 ---	$ --- --- ---	$ 11,350 18,873 3,173	$ 18,296 16,061 6,345	$ 29,000 30,000 29,000	$ 7,830 7,034 5,565	$189,078 205,920 149,799

_______________
(1)
For Messrs. W. and J. Turner, the 2010 amounts in the table include directors' fees of $39,200 and $32,000, respectively.  For Messrs. W. and J. Turner, the 2009 and 2008 amounts in the table each include directors' fees of $37,200 and $30,000, respectively.

(2)
Amount for Mr. Marrs for 2009 reflects discretionary bonuses.  The remaining bonus amounts for 2009 and for the other years for Mr. Marrs and the bonus amounts for all years for the other named executive officers are reported under the "Non-Equity Incentive Plan Compensation" column.

(3)
Represents the grant date fair value of the award determined in accordance with Accounting Standards Codification Topic No. 718 “Compensation – Stock Compensation” (“ASC Topic 718”) using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 22 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(4)	Represents incentive bonus awards earned for the years shown in the table.

(5)
Represents the changes during the years shown in the table in the actuarial present value of the named executive officer's accumulated benefit under Great Southern's multi-employer defined benefit pension plan. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under "Pension Benefits."

(6)
For Mr. W. Turner, the 2010 amount in the table includes the aggregate incremental cost to Bancorp of certain perquisites and other personal benefits provided to him, comprised of the payment of club dues, payments of the costs of executive physicals and use of tickets to various local sporting events. For each of the other named executive officers, the aggregate incremental cost to Bancorp of the perquisites and other personal benefits provided to them during each year shown in the table were less than $10,000; in accordance with the rules of the SEC, the amounts of these perquisites and other personal benefits are not included in the table for any of those years. For Mr. W. Turner, the amount in the table for 2010 also includes, and for each of the other named executive officers, the amount in the table for 2010 is comprised of, the following: (a) company matching contributions under our 401(k) plan (Mr. W. Turner - $10,209, Mr. J. Turner - $12,250, Mr. R. Copeland - $12,250, Mr. S. Mitchem - $12,250 and Mr. D. Marrs - $7,551); (b) life insurance premiums paid by Great Southern for the benefit of each named executive officer of $279; and (c) annual benefit payments under our pension plan to Mr. W. Turner - $116,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2010.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise	Grant Date Fair Value of Stock
Name	Grant Date	Thres- hold ($)(1)	Target ($)(1)	Maxi- mum ($)(1)	Thres- hold ($)	Target ($)	Maxi- mum ($)	Shares of Stock or Units (#)	Under- lying Options (#)(2)	Price of Option Awards ($/Sh)	and Option Awards (3)
William V. Turner	n/a	$---	$---	$ ---	---	---	---	---	---	---	---

Joseph W. Turner	n/a	$---	$---	$ ---	---	---	---	---	---	---	---

Rex A. Copeland	n/a	$---	$---	$ ---	---	---	---	---	---	---	---

Steven G. Mitchem	n/a	$---	$---	$ ---	---	---	---	---	---	---	---

Douglas W. Marrs	n/a	$---	$---	$18,450	---	---	---	---	---	---	---
	11/17/10	---	---	---	---	---	---	---	2,000	$22.08	$11.350
_______________________
(1)
Under their employment agreements, each of Messrs. W. and J. Turner are entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. Since 2005, Mr. W. Turner has waived his right to this bonus, and in years prior to 2009 Mr. J. Turner has received an annual bonus equal to three-quarters of one percent of Bancorp’s pre-tax earnings. For 2009 and 2010, however, because of the compensation restrictions of the TARP Capital Purchase Program, Mr. J. Turner’s bonus was limited to the contractual amount of one-half of one-percent of our pre-tax earnings. Under our 2010 Annual Incentive Bonus Plan, participating officers could earn a cash bonus of up to 15% of base annual salary, with up to one-half of this bonus based on the achievement of targeted earnings per share and up to one-half of this bonus based on individual performance. Mr. Marrs was the only named executive officer eligible to receive a bonus for 2009 and 2010 under the plan as a result of our participation in the TARP Capital Purchase Program. See "Compensation Discussion and Analysis-Bonuses." The actual bonus amounts awarded to Messrs. J. Turner and Marrs for 2010 are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)	Represents a stock option grant under Bancorp's 2003 Stock Option and Incentive Plan that is scheduled to vest in 25% increments beginning November 17, 2012.
(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 22 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. For descriptions of these agreements, see "Employment Agreements."

Outstanding Equity Awards At December 31, 2010

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2010:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William V. Turner	16,000	---		---	20.1200	09/25/2013	---	---	---	---
	12,000	---		---	32.0700	09/22/2014	---	---	---	---
	12,000	---		---	30.3400	09/20/2015	---	---	---	---
	3,750	1,250	(1)	---	30.6600	10/18/2016	---	---	---	---
	2,500	2,500	(2)	---	25.4800	10/17/2017	---	---	---	---
Total	46,250	3,750		---			---	---	---	---

Joseph W. Turner	16,000	---		---	20.1200	09/25/2013	---	---	---	---
	12,000	---		---	32.0700	09/22/2014	---	---	---	---
	12,000	---		---	30.3400	09/20/2015	---	---	---	---
	7,200	2,400	(3)	---	30.6600	10/18/2016	---	---	---	---
	4,800	4,800	(4)	---	25.4800	10/17/2017	---	---	---	---
Total	52,000	7,200		---			---	---	---	---

Rex A. Copeland	6,000	---		---	12.8975	09/24/2011	---	---	---	---
	6,000	---		---	18.1875	09/18/2012	---	---	---	---
	7,000	---		---	20.1200	09/25/2013	---	---	---	---
	5,250	---		---	32.0700	09/22/2014	---	---	---	---
	5,250	---		---	30.3400	09/20/2015	---	---	---	---
	3,150	1,050	(5)	---	30.6600	10/18/2016	---	---	---	---
	2,100	2,100	(6)	---	25.4800	10/17/2017	---	---	---	---
	1,050	3,150	(7)	---	8.3600	11/19/2018	---	---	---	---
Total	35,800	6,300		---			---	---	---	---

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Steven G. Mitchem	6,000	---		---	12.8975	09/24/2011	---	---	---	---
	6,000	---		---	18.1875	09/18/2012	---	---	---	---
	7,000	---		---	20.1200	09/25/2013	---	---	---	---
	5,250	---		---	32.0700	09/22/2014	---	---	---	---
	5,250	---		---	30.3400	09/20/2015
	3,150	1,050	(8)	---	30.6600	10/18/2016	---	---	---	---
	2,100	2,100	(9)	---	25.4800	10/17/2017	---	---	---	---
Total	34,750	3,150		---			---	---	---	---
							---	---	---	---
Douglas W. Marrs	625	---		---	18.1875	09/18/2012	---	---	---	---
	1,500	---		---	20.1200	09/25/2013	---	---	---	---
	2,250	---		---	32.0700	09/22/2014
	2,250	---		---	30.3400	09/20/2015	---	---	---	---
	1,350	450	(10)	---	30.6600	10/18/2016	---	---	---	---
	950	950	(11)	---	25.4800	10/17/2017	---	---	---	---
	475	1,425	(12)	---	8.3600	11/19/2018	---	---	---	---
	---	1,900	(13)	---	21.4400	12/09/2019	---	---	---	---
	---	2,000	(14)	---	22.0800	11/17/2020
Total	9,400	6,725		---			---	---	---	---
_______________
(1)	Vesting schedule is as follows: 1,250 shares on October 18, 2008, 2009, 2010 and 2011.
(2)	Vesting schedule is as follows: 1,250 shares on October 17, 2009, 2010, 2011 and 2012.
(3)	Vesting schedule is as follows: 2,400 shares on October 18, 2008, 2009, 2010 and 2011.
(4)	Vesting schedule is as follows: 2,400 shares on October 17, 2009, 2010, 2011 and 2012.
(5)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(6)	Vesting schedule is as follows: 1,050 shares on October 17, 2009, 2010, 2011 and 2012.
(7)	Vesting schedule is as follows: 1,050 shares on November 19, 2010, 2011, 2012 and 2013.
(8)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(9)	Vesting schedule is as follows: 1,050 shares on October 17, 2009, 2010, 2011 and 2012.
(10)	Vesting schedule is as follows: 450 shares on October 18, 2008, 2009, 2010 and 2011.
(11)	Vesting schedule is as follows: 475 shares on October 17, 2009, 2010, 2011 and 2012.
(12)	Vesting schedule is as follows: 475 shares on November 19, 2010, 2011, 2012 and 2013.
(13)	Vesting schedule is as follows: 475 shares on November 19, 2011, 2012, 2013 and 2014.
(14)	Vesting schedule is as follows: 500 shares on November 17, 2012, 2013, 2014 and 2015.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended December 31, 2010 by each named executive officer:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

William V. Turner	0	$	---
Joseph W. Turner	0	$	---
Rex A. Copeland	3,120		$45,794
Steven G. Mitchem	5,000		$70,512
Douglas W. Marrs	0	$	---
________________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Pension Benefits

Great Southern participates in the Pentegra Financial Institutions Retirement Fund, a multi-employer comprehensive defined benefit pension plan. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan as of that date generally will continue to accrue benefits. Mr. W. Turner is no longer accruing additional benefits under the plan. A participant becomes fully vested after five years of service. The annual benefit for normal retirement (after attaining age 65) is calculated as follows:

((2% x # yrs. svc. prior to 07/01/06) + (1% x # yrs. svc. after 07/01/06)) x "high-five average salary" = annual benefit

The "high-five average salary" refers to the participant's average annual salary for the five consecutive years of highest salary, provided that any increase in salary after July 1, 2006 will not be taken into account. A participant retiring with 28 years of service prior to July 1, 2006 and 3 years of service after July 1, 2006 and a high-five average salary of $150,000 would receive an annual benefit of $88,500 (((2% x 28) + (1% x 3)) x $150,000).

A participant becomes eligible for early retirement at age 45, in which case the benefit otherwise payable beginning at age 65 is reduced by applying an early retirement factor based on his or her age when payments begin. The factor is determined by subtracting the following from 100%: 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. If payments were to begin at age 55, the early retirement factor would be 50%. A participant taking early retirement at age 55 with 18 years of service prior to July 1, 2006 and 3 years of service after July 1, 2006 and a high-five average salary of $100,000 would receive an annual benefit of $19,500 (((2% x 18) + (1% x 3)) x $100,000 x 50%). Each of Messrs. J. Turner, Mitchem and Marrs are currently eligible for early retirement under the pension plan.

The regular form of retirement benefit (whether normal or early) is guaranteed for the life of the participant, but not less than 120 monthly installments. If a retired participant dies before receiving 120 monthly installments, his or her beneficiary would be entitled to the present value of the unpaid installments in a lump sum (or in installments, at the election of the participant or his or her beneficiary). If a participant dies in active service after having become vested, his or her beneficiary is entitled to a lump sum death benefit equal to the present value of 120 monthly retirement benefit installments which would have been payable had the participant's retirement benefits commenced on the first day of the month after the month in which he or she died. Either the participant or his or her beneficiary may elect to have the active service death benefit paid in installments over a period of up to ten years or as a lifetime annuity.

The benefit under the pension plan is subject to Internal Revenue Service annual compensation limits (generally $245,000 for 2010).

The following table sets forth information regarding benefits payable to the named executive officers under the pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William V. Turner	Pentegra Retirement Fund	25	$1,214,000	$116,000
Joseph W. Turner	Pentegra Retirement Fund	18	323,000	---
Rex A. Copeland	Pentegra Retirement Fund	10	118,000	---
Steven G. Mitchem	Pentegra Retirement Fund	20	516,000	---
Douglas W. Marrs	Pentegra Retirement Fund	14	145,000	---

The information contained in the table above was provided to us by Pentegra Retirement Services. The amounts shown for the present value of accumulated benefit were calculated by Pentegra Retirement Services assuming an age 65 retirement date, a discount rate of 5.54% and the 2000 RP Mortality (generational) table projected five years for post-retirement mortality.

Employment Agreements

Effective October 1, 2002, Messrs. W. and J. Turner (the "Employees") entered into new employment agreements with Bancorp (the "Employment Agreements").  Our participation in the TARP Capital Purchase Program significantly restricts or prohibits the compensation, severance and change in control benefits to which the Employees may be entitled under the Employment Agreements.  See “Compensation Discussion and Analysis—Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009.”  The following discussion of the terms of the Employment Agreements does not take into account the application of the TARP compensation restrictions, which will apply to us until we have fully redeemed the preferred stock we issued to the Treasury pursuant to the TARP Capital Purchase Program.

Each Employment Agreement is for a five-year term and provides for an extension of one year, in addition to the then-remaining term under the agreement, on each October 1st, as long as (1) Bancorp has not notified the Employee at least 90 days in advance that the term will not be extended further and (2) the Employee has not received an unsatisfactory performance review by the Board of Directors of Bancorp or Great Southern. Pursuant to the most recent extensions, the term of each Employment Agreement ends September 30, 2015.  The Employment Agreements provide for annual base salaries as determined from time to time by the Compensation Committee of the Board of Directors, subject to reduction only as part of an overall program, implemented prior to a change in control (as defined in the Employment Agreements), applied uniformly and equitably to all members of senior management. The Employment Agreements also provide for participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of Bancorp and Great Southern and equitable participation in any performance-based and discretionary bonuses awarded to the executive officers of Bancorp and Great Southern. In addition, each Employee is entitled to an annual bonus equal to one-half of one percent of Bancorp's pre-tax earnings for the year; for every year since 2005, Mr. W. Turner has waived his right to receive this bonus.

Each Employment Agreement provides that if the Employee's employment is involuntarily terminated, then during the remaining term of the agreement he will be entitled to receive (1) on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of the Employee's earned income during the applicable payout period; (2) substantially the same life and disability insurance coverage and health and dental benefits as he and his dependents and beneficiaries would have received if he had remained employed, subject to reduction to the extent he receives equivalent or better benefits from another employer (the "Post-Employment Group

Health, Life and Disability Insurance Benefits"); and (3) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of Bancorp, a lump sum amount in cash equal to 299% of the Employee's "base amount" (as defined in Section 280G of the Internal Revenue Code).

The term "involuntary termination" is defined as termination of the Employee's employment by Bancorp or Great Southern (other than for cause, or due to death, disability or specified violations of law) without the Employee's consent or by the Employee following a material reduction of or interference with his duties, responsibilities or benefits without his consent. Each Employment Agreement provides that to the extent the Employee receives any amounts or benefits, whether under the Employment Agreement or otherwise, that will constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and subject him to excise tax under Section 4999 of the Internal Revenue Code, he will be paid an additional amount that will offset the effect of any such excise tax.

Each Employment Agreement also provides that if the Employee dies while employed under the Employment Agreement, his estate or designated beneficiary will receive (1) the salary the Employee would have earned if he had remained employed through the 180th day after the date of his death; (2) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the Employee died and the amount of any bonus or incentive compensation for that fiscal year, pro-rated in accordance with the portion of the fiscal year elapsed prior to his death; and (3) any unpaid deferred amounts described in the next paragraph.

Each Employment Agreement provides that to the extent the Employee's total compensation for any taxable year exceeds the greater of $1,000,000 or the maximum amount of compensation deductible by the Company under Section 162(m) of the Internal Revenue Code (the greater of these two amounts referred to below as the "maximum allowable amount"), the excess amount must be deferred, with interest (at an annual rate equal to the Federal short-term rate under Section 1274(d)(1) of the Internal Revenue Code, determined as of the last day of the calendar year in which the Employee's compensation is first not deductible under Section 162(m) of the Internal Revenue Code) compounded annually, to a taxable year in which the amount to be paid to the Employee in that year (including deferred amounts and interest) does not exceed the maximum allowable amount.  Because of the Company’s participation in the TARP Capital Purchase Program, the maximum allowable amount is currently $500,000.

Potential Payments Upon Termination of Employment

As discussed under “Compensation Discussion and Analysis,” we were subject to the TARP compensation limits during 2010, and we will remain subject to these limits until we have fully redeemed the preferred stock we issued to the U.S. Treasury Department pursuant to TARP.  Among other things, these limits prohibits us from paying certain amounts or benefits deemed to be “golden parachute payments” to any of the named executive officers or any of our next five most highly compensated employees.  TARP regulations define the term “golden parachute payment” to mean any payment for the departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  The TARP compensation limits also generally prohibit us from providing tax “gross-ups” to any of the named executive officers or any of the next 20 most highly compensated employees.

Messrs. W. and J. Turner. The following tables summarize the approximate value of the termination payments and benefits that Messrs. W. and J. Turner would have received if their employment had been terminated on December 31, 2010 under the circumstances shown, excluding the impact of the TARP compensation limits.  The tables also exclude (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under Great Southern's 401(k) plan and (iii) vested account balances under our defined benefit pension plan, as described under “Pension Benefits.”  Including the impact of the TARP compensation limits, none of the amount shown in the tables below could be provided to Messrs. W. and J. Turner other than the amounts payable upon termination of employment due to death.

William V. Turner

Termination Scenario	Salary and Bonus Continuation ($)			Continuation of Group Health, Life and Disability Insurance Coverage ($)			Life Insurance Benefit ($)			Accelerated Vesting of Stock Options ($)			Payment of 299% of "Base Amount" ($)			Tax Gross Up Payment ($)

If termination for cause occurs	$	---		$	---		$	---		$	---		$	---		$	---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$	---		$	---		$	---		$	---		$	---		$	---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs		$950,019	(1)	$	---	(2)	$	---		$	---		$	---		$	---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control		$950,019	(1)	$	---	(2)	$	---		$	---	(3)		$672,415	(4)		$708,083	(5)

If termination occurs as a result of death		$100,000	(6)	$	---			$150,000	(7)	$	---		$	---		$	---
________________
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. W. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2015, assuming Mr. W. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2010). The monthly payment amount would be $16,667. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Although Mr. W. Turner's employment agreement provides that if his employment is involuntarily terminated, he will continue to receive through the remaining term of the agreement (i.e., through September 30, 2015, assuming an involuntary termination on December 31, 2010), at the same premium cost to him, substantially the same life and disability insurance coverage and health and dental benefits as he would have received had he remained employed, Mr. Turner was not receiving any such benefits on December 31, 2010. Consequently, no such benefits would be provided to him following termination of his employment.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2010 ($23.59) and the exercise prices of the options (all of which were greater than $23.59, resulting in a value of zero for purposes of this column). All unvested options vest upon a change in control, regardless of whether Mr. W. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. W. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. W. Turner under his employment agreement.
(6)
Represents the amount of Mr. W. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. W. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)	Represents the death benefit payable under the supplemental life insurance policy maintained for Mr. W. Turner and other officers.

Joseph W. Turner

Termination Scenario	Salary and Bonus Continuation ($)			Continuation of Group Health, Life and Disability Insurance Coverage ($)			Life Insurance Benefit ($)			Accelerated Vesting of Stock Options ($)			Payment of 299% of "Base Amount" ($)			Tax Gross Up Payment ($)

If termination for cause occurs	$	---		$	---		$	---		$	---		$	---		$	---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$	---		$	---		$	---		$	---		$	---		$	---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs		$2,430,822	(1)		$37,303	(2)	$	---		$	---		$	---		$	---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control		$2,430,822	(1)		$37,303	(2)	$	---		$	---	(3)		$1,493,012	(4)		$1,752,214	(5)

If termination occurs as a result of death		$137,500	(6)	$	---			$210,000	(7)	$	---		$	---		$	---
_____________________
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. J. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2015, assuming Mr. J. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2010). The monthly payment amount would be $42,646. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Represents the approximate cost to Bancorp of providing the "Post-Employment Group Health, Life and Disability Insurance Benefits," described under "Employment Agreements," to which Mr. J. Turner would be entitled for the remaining term of his employment agreement (i.e., through September 30, 2015, assuming Mr. J. Turner's employment were terminated on December 31, 2010). Amount shown represents the aggregate share of the premium payments to be made by Bancorp, based on the monthly premium rates in effect on December 31, 2010. While the employment agreement provides for a reduction in these benefits to the extent Mr. J. Turner receives such benefits, on no less favorable terms, from another employer during the benefits continuation period, the amount shown in the table assumes no such reduction in benefits.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2010 ($23.59) and the exercise prices of the options (all of which were greater than $23.59, resulting in a value of zero for purposes of this column). All unvested options vest upon a change in control, regardless of whether Mr. J. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. J. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. J. Turner under his employment agreement.

(6)
Represents the amount of Mr. J. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. J. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)
Represents the aggregate death benefits payable under the supplemental life insurance coverage maintained for Mr. J. Turner and other officers ($150,000) and the term life insurance coverage maintained for all employees generally ($60,000).

Messrs. Copeland, Mitchem and Marrs. None of Messrs. Copeland, Mitchem or Marrs has an employment or severance agreement with Bancorp or any of its subsidiaries. Each of Messrs. Copeland, Mitchem and Marrs held unvested stock options as of December 31, 2010, the vesting of which accelerates upon a change in control of Bancorp. If a change in control of Bancorp had occurred on December 31, 2010 and the TARP compensation limits (which preclude such an acceleration of vesting) were not then applicable, the value that would have been realized by Messrs. Copeland, Mitchem and Marrs as a result of the accelerated vesting of these options (based on the closing price of Bancorp's common stock on December 31, 2010 ($23.59) and the exercise prices of the options) are $47,975, $0 and $28,808, respectively.  Great Southern maintains supplemental life insurance for Messrs. Copeland, Mitchem and Marrs, along with other officers. If Messrs. Copeland, Mitchem and Marrs were to have died on December 31, 2010, the death benefit payable for each officer under the supplemental life insurance coverage would have been $150,000. This is in addition to the term life insurance benefit generally available to all employees (which would have provided a death benefit of $60,000 for each of Messrs. Copeland, Mitchem and Marrs).

Compensation Committee Report and
Narrative and Certification Pursuant to the TARP Capital Purchase Program

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

TARP Narrative Disclosure and Certification

In June and December 2010, the Committee reviewed and discussed with our senior risk officers certain risk-related aspects of compensation plans for our senior executive officers (SEOs) only and for all employees, with particular emphasis on incentive compensation plans.  The Committee reviewed and discussed risks and other matters associated with these compensation plans.  During these meetings, our senior risk officers presented information gathered by them with respect to our plans, including risk controls applicable to each plan.  These reviews were undertaken in a manner reasonably believed by the Committee to be in accordance with the rules governing our participation in the TARP Capital Purchase Program, as well as guidance from our primary bank regulators.

In conducting its review and analysis, the Committee identified our SEO and employee compensation plans with incentive-based elements.  It especially focused on any changes in these plans since the Committee’s prior risk review of compensation plans and on whether there continued to be adequate controls to prevent excessive risks, to discourage focus on short-term results rather than long-term value creation and to prevent the manipulation of reported earnings.  The incentive compensation plans in place for SEOs in 2010 were: (1) the bonus provisions of the employment agreements with Messrs. W. and J. Turner, (2) the Annual Incentive Bonus Plan and (3) the 2003 Stock Option and Incentive Plan, each of which is described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement.  The Annual Incentive Bonus Plan also applies to other non-SEO management personnel, and all employees are eligible for awards under the 2003 Stock Option and Incentive Plan.

The employment agreements of Messrs. W. and J. Turner both contain a provision entitling each of them to an annual bonus equal to one-half of one percent of the Company’s pre-tax net income.  The Committee believes that this provision in Mr. W. Turner’s agreement currently presents no concerns with regard to risk, because, since 2005, Mr. W. Turner has waived his right to receive any bonus that would otherwise be payable to him.  The Committee will review this bonus provision again if Mr. W. Turner terminates this waiver.  The Committee believes that this bonus provision in Mr. J. Turner’s agreement does not encourage him to take excessive risk, because he is not substantially dependent on the bonus potentially payable under the agreement.  Moreover, the Committee believes, the sizable holdings of the Company’s stock by Mr. J. Turner and members of his family solidly align Mr. J. Turner’s personal interests with the long-term interests of the Company’s stockholders.

Under the Annual Incentive Bonus Plan, participating executive officers and other management personnel are eligible to earn a bonus, one-half of which is based on overall Company performance and one-half of which is based upon individual performance.  The Committee believes that this plan does not encourage excessive risk, because the placement of caps on the bonus amounts that may be earned (15% of base salary in the case of executive officers and 6% of base salary in the case of other officers) ensures that a substantial majority of the officer’s total compensation is derived from sources other than the Company’s performance as determined under the Annual Bonus Plan.

The 2003 Stock Option and Incentive Plan provides for long-term equity incentives in the form of stock options and restricted stock, though currently the Committee is only awarding stock options.  The Committee believes that the use of such awards strikes an appropriate balance between incentive and retention by encouraging our SEOs and other employees to execute our strategic initiatives to maintain and build the value of our Company over time.  They also align their interests with the long-term interests of our stockholders.

Most of our non-management employees participate in department-based incentive plans and/or are eligible for discretionary bonuses.  For example, market managers, lenders and loan assistants in the commercial lending area are eligible for bonuses per supervisor discretion not to exceed specified amounts, based upon factors such as service quality, relationship building, collection efforts and new business generation.  Mortgage loan originators are paid a percentage of the gross loan amount closed per month and mortgage loan processors are paid a fixed amount per loan processed based upon volume.  Corporate services representatives are paid an incentive on all core deposit accounts generated, with the incentive factor decreasing to the extent the rate payable on the deposits exceeds our cost of funds.  These incentive plans are intended to reward activity specific to the primary areas of the employee’s responsibility.  The plans are primarily short-term, with annual or more frequent recognition of performance.  These plans are designed with the intention of rewarding behaviors that are supportive of and consistent with the risk embedded in our strategic plans.  With the exception of mortgage loan originators and processors compensated on a commission-only basis, these plans are generally capped and generally represent a small percentage of the employee’s overall compensation.  In the case of incentive plans for our commercial lending personnel, the Committee believes that sufficient risk controls are in place, as loans are underwritten pursuant to established policies and credit quality and risk is evaluated by persons not involved in the origination process.  In the case of the incentive plans for our mortgage lending personnel, the Committee believes that the required underwriting of our mortgage loans pursuant to established policies and secondary market standards provides sufficient risk controls for these plans.  The Committee believes that sufficient risk controls are in place under the incentive plan for our corporate services representatives, as no incentive award is given to the extent the deposits generated are not profitable to us.

At each meeting, the Committee reviewed and discussed with the senior risk officers the information and analysis presented.  The analysis indicated the presence of the following factors that could reasonably be considered to mitigate against excessive or unnecessary risk taking or manipulation of earnings for compensation and to avoid a short-term focus:

•	Our incentive plans are reasonably designed to reward behaviors that support our strategic initiatives.

•
Although a small percentage of our employees are primarily compensated on a commission-only basis, our balanced approach to total compensation for employees generally should not place our employees in highly leveraged situations where they are dependent upon incentives.  The balanced approach also incorporates elements that should foster a long-term focus.

•	We have the combination of culture, internal controls, systems and processes, and management, Committee and Board oversight reasonably necessary for identifying, managing and mitigating risks.

Based on its 2010 reviews, the Committee does not believe that its compensation plans encourage SEOs or employees: (1) to take excessive risk; (2) to engage in conduct focused on short-term results rather than long-term value creation; or (3) to manipulate reported earnings.  Therefore, the Committee believes there was no need to eliminate or limit any features in any SEO or employee plan after these reviews.

Based upon the foregoing, the Committee certifies that:

(1)
The Committee has reviewed with the Company’s senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)
The Committee has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
The Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee of Bancorp's Board of Directors:

William E. Barclay Thomas J. Carlson Larry D. Frazier Grant Q. Haden Earl A. Steinert, Jr.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of Bancorp or any of Bancorp's subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on Bancorp's Board of Directors or on the Compensation Committee of Bancorp's Board of Directors.

PROPOSAL II.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) require public companies to submit to their stockholders an advisory, non-binding vote on approval of executive compensation and on the frequency with which those votes will be submitted to stockholders.  As a participant in the TARP Capital Purchase Program, we are required under the ARRA and the regulations of the Treasury adopted thereunder to include in this proxy statement and present at the Annual Meeting a non-binding stockholder vote to approve the compensation of our executives, as disclosed in this proxy statement pursuant to the compensation rules of the SEC.  In recognition of this, the SEC rules implementing the Dodd-Frank Act provide that we need only comply with our TARP-related obligations.  As a result, we are submitting only the vote on executive compensation and not the frequency vote.

The proposal on executive compensation, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of our executives as disclosed in this proxy statement.  The proposal will be presented at the Annual Meeting in the form of a resolution to read substantially as follows:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s proxy statement for the Annual Meeting.

As provided under the ARRA, this vote will not be binding on Bancorp’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Bancorp's Board of Directors has engaged the independent registered public accounting firm of BKD, LLP to audit Bancorp's financial statements for the 2011 fiscal year, subject to the ratification of the appointment by Bancorp's stockholders at the Annual Meeting. Representatives of BKD, LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended December 31, 2010 and 2009, BKD, LLP provided various audit, audit related and non-audit services to Bancorp. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of Bancorp's annual financial statements, audits of statements of assets acquired and liabilities assumed included in Bancorp’s Current Reports on Form 8-K and reviews of financial statements included in Bancorp's Quarterly Reports on Form 10-Q and internal control attestations for those fiscal years: $271,105 – 2010; $494,146 – 2009.

(b)
Audit Related Fees: Aggregate fees billed for professional services rendered related to audits, including required procedures for student loan servicing and providing negative assurances in connection with the Bank’s loss-sharing agreements with the FDIC: $25,445 – 2010; $25,270 – 2009.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax consultations: $270 – 2010; $2,743 – 2009.
(d)	All other fees: Aggregate fees billed for all other professional services, including regulatory compliance work and 401(k) plan administration: $154,721 – 2010; $25,376 – 2009.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to those persons believed by management to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that beneficially owns more than five percent of the Common Stock as of the Record Date. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph W. Turner c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,797,153(2)	13.31%

Julie Turner Brown c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,640,972(3)	12.19

Robert M. Mahoney Joyce B. Mahoney Tri-States Service Company Michael J. Mahoney 766 S. Augusta Drive Springfield, MO 65809	1,307,540(4)	9.74

Earl A. Steinert, Jr. 3128 N. Farm Road 209 Strafford, MO 65757	938,000(5)	6.97
_______________
(1)
Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities. Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date.

(2)
Includes 74,696 shares held jointly with Mr. J. Turner's spouse, with whom Mr. J. Turner shares voting and dispositive power as to such shares, 52,000 shares which may be acquired through option exercises, 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. J. Turner, Ms. Julie Turner Brown, a Director of Bancorp, Mr. W. Turner, Bancorp's Chairman, and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Mr. J. Turner and Ms. Brown are the general partners; Mr. J. Turner, Ms. Brown, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation and Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership.  Mr. J. Turner’s spouse has sole voting and dispositive power as to 2,478 shares held by her.

(3)
Includes 5,982 shares held jointly with Ms. Brown's spouse, with whom Ms. Brown shares voting and dispositive power as to such shares, 10,000 shares which may be acquired through option exercises, 20 shares held in custodial accounts for Ms. Brown's minor children, 6,000 shares held in a trust account for Ms. Brown’s minor children, 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Ms. Brown and Mr. J. Turner are the general partners; Ms. Brown and Mr. J. Turner share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership and Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation.

(4)
Robert M. Mahoney, Joyce B. Mahoney and Tri-States Service Company reported ownership of 972,368 shares in a Schedule 13D filed on July 3, 1997. The Schedule 13D was a joint filing pursuant to Rule 13d-1(k)(1) of the Exchange Act. Joyce B. Mahoney has sole voting and dispositive power as to all shares held by the Joyce Mahoney Trust. Michael J. Mahoney has sole voting and dispositive power as to all shares held by Michael J. Mahoney.  Tri-States Service Company disclaims beneficial ownership as to all shares. Robert M. Mahoney reports sole voting and dispositive power as to all shares held by the Robert Mahoney Trust and Tri-States Service Company. Robert M. Mahoney notified the Company that he has purchased and sold additional shares in subsequent years, reporting total ownership as Robert Mahoney Trust 684,206 shares, Joyce Mahoney Trust - 431,734 shares, Tri-States Service Company - 191,300 shares and Michael J. Mahoney – 300 shares.

(5)	Mr. Steinert has sole voting and dispositive power as to all 938,000 shares. Includes 5,000 shares which may be acquired through option exercises.

Stock Ownership of Management

The following table sets forth information, as of the Record Date, as to the shares of Common Stock beneficially owned by the directors and nominees named under "Proposal I. Election of Directors" above, the named executive officers, and all directors and executive officers as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William V. Turner	465,875(2)	3.45%
Earl A. Steinert, Jr.	938,000(3)	6.97
Joseph W. Turner	1,797,153(4)	13.31
Larry D. Frazier	99,300(5)	0.74
William E. Barclay	28,557(5)	0.21
Julie Turner Brown	1,640,972(6)	12.19
Thomas J. Carlson	21,066(7)	0.16
Grant Q. Haden	200	0.00
Steven G. Mitchem	115,866(8)	0.86
Rex A. Copeland	45,488(9)	0.34
Douglas W. Marrs	21,866(10)	0.16
Directors and Executive Officers as a Group (12 persons)	3,530,066(11)	25.78
_______________
(1)
Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. Under Rule 13d-3 of the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Includes 80,153 shares held by Mr. W. Turner's spouse, of which Mr. W. Turner disclaims beneficial ownership, 46,250 shares which may be acquired through option exercises and 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. J. Brown are directors; Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation. Not included in the shares beneficially owned by Mr. W. Turner are the 1,566,024 shares held by the Turner Family Limited Partnership. On September 30, 2004, in a transaction undertaken for estate planning purposes, each of Mr. W. Turner and his spouse transferred all of their respective general partnership units in the partnership to Mr. J. Turner and Ms. Brown in exchange for a portion of the limited partnership units held by Mr. J. Turner and Ms. Brown. Although, as a result of the exchange, Mr. J. Turner and Ms. Brown replaced Mr. W. Turner and his spouse as general partners, each family member's share of the partnership's capital account and profits did not substantially change and their economic interest in the shares of the Common Stock held by the partnership were not significantly affected by the exchange.

(3)	For a discussion of Mr. Steinert's ownership, see footnote 5 to the immediately preceding table.
(4)	For a discussion of Mr. J. Turner's ownership, see footnote 2 to the immediately preceding table.
(5)	Includes 7,500 shares which may be acquired through option exercises.
(6)	For a discussion of Ms. Brown's ownership, see footnote 3 to the immediately preceding table.
(7)	Includes 10,000 shares which may be acquired through option exercises.
(8)	Includes 34,750 shares which may be acquired through option exercises.
(9)	Includes 35,800 shares which may be acquired through option exercises.
(10)	Includes 9,400 shares which may be acquired through option exercises.
(11)	Includes an aggregate of 237,275 shares which may be acquired through option exercises by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Bancorp's directors, its executive officers and persons who beneficially own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of the ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of: one late filings for William V. Turner, for one transaction in October 2010; two late filings for William E. Barclay, for two transactions in March 2010; one late filing for Thomas J. Carlson, for one transaction in July 2008; and one late filing for Douglas W. Marrs, for one transaction in December 2009.

STOCKHOLDER PROPOSALS – 2012 ANNUAL MEETING

In order to be eligible for inclusion in Bancorp’s proxy materials for its next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield, Springfield, Missouri 65894, by December 9, 2011.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in Bancorp’s proxy materials for its next annual meeting of stockholders, Bancorp’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in Bancorp’s proxy materials for the meeting.  In order to be eligible for presentation at Bancorp’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of Bancorp’s bylaws must be received by the Secretary of Bancorp not earlier than the close of business on January 12, 2012 and not later than the close of business on February 11, 2012.  If, however, the date of the next annual meeting is before April 21, 2012 or after July 10, 2012, the notice of the stockholder proposal must instead be received by Bancorp’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by Bancorp.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by Bancorp. Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers and other employees of Bancorp and/or Great Southern may solicit proxies personally or by telephone without additional compensation.

A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, AS FILED WITH THE SEC, MAY BE OBTAINED FROM THE SEC'S WEBSITE, AT WWW.SEC.GOV, OR FROM GREAT SOUTHERN'S WEBSITE, AT WWW.GREATSOUTHERN BANK.COM.

By Order of the Board of Directors

/s/ William V. Turner

William V. Turner Chairman of the Board

Springfield, Missouri
April 7, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.